Exhibit 99.1

FOR IMMEDIATE RELEASE

Del Global Technologies Announces Stock Repurchase Program

Franklin Park, IL – November 26, 2008 -- Del Global Technologies Corp. (OTCBB: DGTC) ("Del Global" or the “Company") today announced that its Board of Directors has authorized a program under Rule 10b5-1 of the Securities Exchange Act of 1934 to repurchase up to 2,424,616 shares, or approximately 10%, of the Company’s outstanding common stock.

Del Global’s CEO James Risher said, “The Board’s decision reflects confidence in Del Global’s future. We believe that Del Global’s common shares represent an attractive investment, especially at their present market value. We view the repurchase of our common shares as a prudent use of corporate funds that is also in the best interests of our shareholders.”

The Company intends to purchase its shares from time to time at prevailing prices in the open market or through private transactions for a period of 12 months. The repurchase program does not obligate the Company to acquire any specific dollar value or number of shares and the program may be discontinued at any time.

A plan under Rule 10b5-1 allows the Company to repurchase shares at times when it would ordinarily not be in the market because of self imposed trading blackout periods. A broker selected by the Company will have the authority under the terms and limitations specified in the Company 10b5-1 plan to repurchase shares on the Company’s behalf in accordance with the terms of the 10b5-1 plan.

ABOUT DEL GLOBAL TECHNOLOGIES

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of high performance diagnostic imaging systems for medical, dental and veterinary applications through the Del Medical Systems Group. Through its U.S. based Del Medical Imaging Corp. and Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiaries the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its RFI subsidiary, Del Global manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications. The company's web site is www.delglobal.com.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. Del Global cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of Del Global to introduce products as scheduled; obtaining necessary product certification; implement its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

DEL GLOBAL TECHNOLOGIES CORP.: James A. Risher, Chief Executive Officer (847) 288-7065 Mark A. Zorko, Chief Financial Officer (847) 288-7003	THE EQUITY GROUP INC. Devin Sullivan, Senior Vice President (212) 836-9608